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                                                                     Exhibit 3.5

                          CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  VERITY, INC.


     Gary J. Sbona hereby certifies that:

     ONE: The original name of this corporation (the "Corporation") was Verity Delaware Corporation and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is June 28, 1995.

     TWO: He is the duly elected and acting President and Chief Executive Officer of the Corporation.

     THREE: Article FOURTH, Paragraph 1 of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

     "The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock, having a par value of $0.001 per share ("Preferred"), and Common Stock, having a par value of $0.001 per share ("Common"). The total number of shares of Preferred this Corporation shall have authority to issue is 1,999,995, and the total number of shares of Common this Corporation shall have authority to issue is 100,000,000."

     FOUR: The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted by the Board of Directors of the Corporation, and approved by the Stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, VERITY, INC. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its Chief Executive Officer in Sunnyvale, California this September 21, 1999.


                                        VERITY, INC.



                                        By: /s/ Gary J. Sbona
                                           -------------------------------------
                                                GARY J. SBONA
                                                Chief Executive Officer


                                       1.